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EXHIBIT 11a. - Computation of Per Share Earnings
(in thousands except per share data) (unaudited)
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                                                                                           THREE MONTHS ENDED SEPTEMBER 30,
                                                                                    -----------------------------------------------
                                                                                               1996                   1995
                                                                                    -----------------------------------------------
                                                                                    Common and               Common and
                                                                                      Common                   Common
                                                                                    Equivalent      Full     Equivalent     Full
                                                                                      Shares      Dilution     Shares     Dilution
                                                                                    -----------  ----------  -----------  ---------

Weighted average common shares outstanding                                              16,342      16,342       15,286     15,286
Incremental shares assumed to be issued                                                  1,479       1,521          888        888
                                                                                       -------     -------      -------    -------
Total shares outstanding for calculation                                                17,821      17,863       16,174     16,174
                                                                                       =======     =======      =======    =======

Net income before extraordinary item as reported                                       $ 3,486     $ 3,486      $   483    $   483
Deduct dividends on Cumulative Convertible Preferred Stock                                  --          --          (11)       (11)
                                                                                       -------     -------      -------    -------
Net income available to common shareholders before                                     $ 3,486     $ 3,486      $   472    $   472
   extraordinary item
      Extraordinary item                                                                 1,515       1,515           --         --
                                                                                       -------     -------      -------    -------
      Net income for calculation                                                       $ 5,001     $ 5,001      $   472    $   472
                                                                                       =======     =======      =======    =======
Net income per share:
   Before extraordinary item                                                           $   .20     $   .20      $   .03    $   .03
   Extraordinary item                                                                      .08         .08           --         --
                                                                                       -------     -------      -------    -------
                                                                                       $   .28     $   .28      $   .03    $   .03
                                                                                       =======     =======      =======    =======
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